FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Matthew Altman 203-352-1177
WWE® Reports 2014 Second Quarter Results and
Improved 2015 Business Outlook

STAMFORD, Conn., July 31, 2014 - WWE (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2014. For the quarter, the Company reported a Net loss of $14.5 million, or $0.19 per share, compared to Net income of $5.2 million, or $0.07 per share, in the second quarter last year. Excluding items affecting comparability, adjusted Net loss was $13.5 million, or $0.18 per share in the current year quarter, compared to Net income of $5.2 million, or $0.07 per share, in the second quarter last year. WWE Network reached 700,000 subscribers at quarter end.

“WWE's core business metrics remain strong, and WWE Network continues to be the single greatest opportunity to transform WWE’s business model. During the quarter, we developed plans to make WWE Network available globally starting August 12, and completed a long-term content deal in Canada with Rogers Communications," stated Vince McMahon, Chairman and Chief Executive Officer. "Additionally, we identified efficiencies that will improve our 2015 OIBDA outlook by $30 million. Based on these initiatives, we are optimistic about our potential to drive long-term growth.”

“As we expanded WWE Network to 700,000 subscribers, our earnings performance surpassed our guidance, which targeted a Net loss ranging from $15 million to $18 million. Our key metrics continued to show strength as average North American attendance increased 11%, representing the fourth consecutive quarter of year-over-year growth. Raw and SmackDown TV ratings increased 5% and 3%, respectively, marking SmackDown's 7th quarter of growth among the past 8 quarters,” added George Barrios, Chief Strategy & Financial Officer.  “We identified efficiencies across WWE, which include a 7% reduction in staff, and improved our 2015 OIBDA outlook by $30 million. We developed plans to make WWE Network available in over 170 countries, and entered a 10-year deal that provides for the WWE Network launch as a traditional a-la-carte Pay-TV channel in Canada and renews our television licensing agreement for Raw and SmackDown. The progress in our strategic initiatives reinforces our view that successful execution of our WWE Network strategy can generate meaningful economic returns.”

WWE Network Update
The quarter was highlighted by the ongoing ramp up of WWE Network, which attracted gross additions of 161,000 subscribers since WrestleMania on April 6th and ended the quarter at 700,000 subscribers, reflecting a net addition of 33,000 subscribers. To drive ongoing subscriber growth, the Company continues to execute a five-part strategy that includes making the network available in new geographies, creating new content, expanding distribution platforms, developing new features and enhancing its marketing. Critical aspects of this strategy include making WWE Network available in international markets and completing a new partnership with Rogers Communications, which provides the rights to distribute the network in Canada.

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Customer Engagement: Viewer data indicates that, on average, 91% of subscribers access the network at least once per week and use 2.5 devices to consume network content. Moreover, consumer research indicates that 90% of subscribers are satisfied with WWE Network (with 51% extremely satisfied and 39% somewhat satisfied).

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International Availability: The Company plans to make the U.S. version of WWE Network available on an over-the-top basis starting August 12th in over 170 countries and territories, including Australia, New Zealand, Hong Kong, Singapore, Mexico, Spain and the Nordics, among others. The network is expected to be live in the U.K. by October 2014. Plans for the network in Italy, UAE, Germany, Japan, India, China, Thailand and Malaysia will be communicated at a later date.

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Canada: The Company has entered into a new 10-year partnership with Rogers Communications, a leading media enterprise in Canada, under a landmark television programming and WWE Network agreement. The partnership facilitates the launch of WWE Network as a traditional a-la-carte Pay-TV channel in Rogers’ cable systems with a preview beginning August 12 and thereafter through other Pay-TV providers outside Rogers’ footprint. The partnership also renews Rogers’ license of the Raw and SmackDown television programs, and grants Rogers distribution rights to the Company's pay-per-views.

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Consumer Marketing: To enhance awareness, additional marketing investment is planned around the popular SummerSlam pay-per-view event in August. The Company will also introduce new payment plans in August, including a $19.99 monthly plan (with no commitment) and an upfront one-time payment option for its existing $9.99 per month offering (with six month commitment).

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Other Developments: Content coming to WWE Network includes The Monday Night War and WWE Rivalries, the most recent addition to the network’s program schedule, both of which provide a documentary-style look at some of the greatest moments in WWE history. Expanding current distribution, WWE Network is launching on several smart TVs and Blu-ray players in mid-August. The Company also plans to deliver a new "resume play" feature later this year.

2014 and 2015 Business Outlook
Compared to its May 15 Business Outlook release, the Company has improved its 2015 OIBDA outlook by $30 million on a net basis at all WWE Network subscriber levels. The improvement primarily reflects a comprehensive evaluation of the Company’s operations, which identified measures to reduce costs across all of its business units, including a 7% reduction in staffing levels. As a result, the Company anticipates recording a one-time, pre-tax restructuring charge of approximately $4.5 million in the third quarter of 2014, comprised of severance and other costs. The Company also estimates a $10 million reduction in 2014 expenses (on an adjusted basis), and a corresponding increase in its 2014 Adjusted OIBDA.
The rate of WWE Network subscriber adoption is a critical determinant of the Company’s projected future financial performance. The table below outlines ranges of potential Company performance at different subscriber levels in both 2014 and 2015 (Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information included in this release).

Total Company - Adjusted OIBDA ($ in millions) (1)

Average Subscribers(2)	Q3 2014E	2014E(3)	Average Subscribers(2)	2015E
500	$(21) - (16)	$(55) - (45)	500	$(10) - 10
575	$(19) - (14)	$(45) - (35)	1,000	$45 - 65
650	$(17) - (12)	$(35) - (25)	1,500	$100 - 120
825	$(12) - (7)	$(15) - (5)	2,000	$155 - 175
1,000	$(8) - (3)	$0 - 10	2,500	$210 - 230

(1) Adjusted OIBDA ranges for each period correspond to the average subscribers shown for each period.
(2) Average subscribers shown in thousands.
(3) Average subscribers shown for 2014 represent the average level of subscribers over the 12 months of 2014. WWE Network launched in the U.S. on February 24, 2014. The average level of subscribers over the 6-month period through June 30, 2014 was 409,000.
Basis of Presentation
During the first quarter of 2014, the Company launched WWE Network, which changed the way that certain content is delivered to our customers. In conjunction with this change, management reevaluated the way it manages and reports the business. The launch of WWE Network coupled with the continued convergence within the media landscape, has resulted in a change in the Company’s management reporting to its chief operating decision maker. These changes necessitated a change in the Company’s segment reporting to align with management’s operational view. The Company now classifies its operations into ten reportable segments, which include the following:  Network (which includes our pay-per-view business), Television, Home Entertainment and Digital Media, individual segments that comprise the Media Division; Live Events; Licensing, Venue Merchandise, WWEShop, individual segments that comprise the Consumer Products Division; WWE Studios and Corporate and Other.
Comparability of Results
In the current year quarter, the Company recorded a $1.6 million adjustment to reduce the carrying value of the old Corporate Aircraft to its estimated fair value in conjunction with the anticipated sale of this asset. OIBDA results for the six months ended June 30, 2013 included a $4.7 million film impairment charge and an approximate $3.4 million positive impact from the transition of the Company's video game to a new licensee in 2013. In order to facilitate an analysis of financial results on a comparable basis, where noted, the Company's results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended June 30, 2014 - Results by Region and Business Segment
Revenues of $156.3 million increased 3% from the prior year quarter due to growth in North America. North American revenues increased 4% driven primarily by an increase in Media Division revenues as the ramp up in WWE Network subscription revenue was partially offset by lower revenue from the Company's Pay-Per-View, Home Entertainment and Digital Media businesses. Revenues from the Company's Live Events also declined due to the location of WrestleMania and the staging of eleven fewer events in North America. Revenues from outside North America were essentially flat to the prior year quarter.
The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	June 30, 2014	June 30, 2013
Net Revenues By Region:
North America	$123.3	$119.0
Europe/Middle East/Africa (EMEA)	23.3	23.9
Asia Pacific (APAC)	8.3	8.0
Latin America	1.4	1.4
Total net revenues	$156.3	$152.3

	Three Months Ended
	June 30, 2014	June 30, 2013
Net Revenues:
Media Division	$97.7	$91.4
Live Events	40.3	41.6
Consumer Products Division	16.0	16.6
WWE Studios	1.7	2.1
Corporate and Other	0.6	0.6
Total net revenues	$156.3	$152.3
Media Division
Revenues from the Company's Media division increased 7% to $97.7 million with growth driven by the ramp up of WWE Network and increased television licensing fees. Growth from the Company's Network and Television segments was partially offset by lower Home Entertainment and Digital Media revenue as described below.

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Network revenues, which include revenue generated by WWE Network, pay-per-view and video-on-demand, increased 13% to $43.3 million from $38.2 million in the prior year quarter as the ramp up of subscribers and subscription revenue more than offset a decline in pay-per-view revenue.

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WWE Network generated $19.4 million in subscription revenue based on an average of 665,000 paid subscribers over the quarter at a price of $9.99 per month. WWE Network had 700,000 paid subscribers at June 30, 2014 as compared to approximately 667,000 paid subscribers on April 6, following the broadcast of WrestleMania.

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Network subscription revenue of $19.4 million was partially offset by a $13.2 million decline in pay-per-view revenue. Pay-per-view revenue declined 36% to $23.8 million, driven by an overall 32% decline in buys for the Company’s pay-per-view events and a 6% decline in revenue per buy to $22.51. There were four pay-per-view events in the current year quarter as compared to three events in the prior year quarter. On a comparable basis, pay-per-view buys declined 41% reflecting the availability of pay-per-view events in the U.S. on WWE Network and weaker performance in several international markets. Revenue per buy declined 6% reflecting a higher proportion of buys from international markets (43% versus 33% in the prior year quarter).

The details for the number of pay-per-view buys (in thousands) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	June 30, 2014	June 30, 2013
April	WrestleMania XXX ®	690	1,039
May	Extreme Rules™	108	231
June	WWE Payback™	67	186
June	Money in the Bank	122
Prior events		72	95
	Total	1,059	1,551

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Television revenues increased 13% to $43.8 million from $38.7 million in the prior year quarter primarily due to the second season production and monetization of Total Divas and, to a lesser extent, contractual increases for existing programs. Total Divas (Season 1) debuted in the third quarter 2013.

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Home Entertainment net revenues decreased to $5.4 million from $7.1 million in the prior year quarter reflecting a 40% decline in units shipped, which was partially offset by an increase in the average effective price. The decline in unit shipments reflected reduced shipments of WWE's catalog titles, which are typically characterized by lower prices and profit margins than new releases. As a result, new releases comprised approximately 70% of total units shipped as compared to 45% in the prior year quarter.  Primarily reflecting this change in product mix, the average effective price increased 27% to $13.49. (On a year-to-date basis, average pricing is essentially flat as compared to the prior year period.)

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Digital Media net revenues were $5.2 million compared to $7.4 million in the prior year quarter. The decline reflected lower monetization of the Company's pay-per-view webcasts via WWE.com, as these events became available in the U.S. on WWE Network, as well as lower advertising across various platforms.

Live Events
Live Event revenues decreased 3% to $40.3 million from $41.6 million in the prior year quarter primarily due to the location of WrestleMania, and the staging of fewer events in North America. These factors were partially offset by the impact of higher average ticket prices in the Company's international markets.

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The Company staged 77 events in the current quarter as compared to 87 events in the prior year quarter. There were 54 events held in North America this quarter versus 65 in the prior year quarter, and 23 events held in international markets versus 22 events in the prior year quarter.

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North American events generated revenues of $27.5 million as compared to $30.1 million in the prior year quarter. The 9% decline was primarily due to lower attendance at WrestleMania because of stadium configuration. The impact of staging of 11 fewer events in North America was nearly offset by increases in average attendance and ticket prices. Excluding WrestleMania, average attendance increased 13% to 6,000 fans and average ticket price increased 7% to $44.18 predominantly due to changes in venue mix.

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International live events generated revenues of $10.8 million as compared to $10.0 million in the prior year quarter. The 8% revenue growth was due to an 11% increase in average ticket price to $75.38 and the staging of one additional international event versus the prior year quarter. Partially offsetting this growth, average attendance declined 8% to 6,100 fans. The changes in average attendance and ticket prices were predominantly due to changes in country mix.

Consumer Products Division
Revenues from Consumer Products businesses were $16.0 million as compared to $16.6 million in the prior year quarter, primarily due to the decline in the Company's licensing business as described below.

•	Licensing revenues were $5.5 million as compared to $6.7 million in the prior year quarter, primarily driven by lower sales and effective pricing of our franchise video game.

•	Venue Merchandise revenues decreased 6% to $6.5 million from $6.9 million in the prior year quarter primarily due to a 7% decline in total attendance at the Company's North American events.

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WWEShop revenues increased 33% to $4.0 million from $3.0 million in the prior year quarter driven by a 29% increase in the volume of online merchandise orders to more than 81,000 orders globally. Orders increased primarily due to mobile shop optimization and a new distribution model in the U.K. utilizing Amazon. The average revenue per order declined 3% to $49.47 from the prior year quarter.

WWE Studios
WWE Studios revenue decreased to $1.7 million from $2.1 million in the prior year quarter due primarily to the timing of results from the Company’s portfolio of movies. Revenue recognized in the current year quarter was primarily associated with our 2013 slate of film releases. WWE Studios' movie portfolio generated a loss of $0.2 million in the quarter compared to a loss of $0.4 million in the prior year quarter. Recent movies, such as Scooby Doo! WrestleMania Mystery (direct-to-DVD), Oculus (theatrical), and Road to Paloma (direct-to-DVD) released in March, April, and July 2014, respectively, have shown performances that are in-line with expectations.
Corporate and Other
Corporate and Other expenses increased $8.4 million to $42.0 million from the prior year quarter. As defined, these expenses include corporate overhead and certain expenses related to sales, marketing, and talent development costs, which have not been allocated to specific segments. The increase in Corporate and Other expense during the quarter was driven by a $2.5 million increase in professional fees, a $2.3 million increase in salary and benefit costs, and increased marketing expenses to support key content and brand initiatives, including the expansion of the Company's international infrastructure, talent development and brand marketing.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results declined to a loss of $14.6 million from income of $14.9 million in the prior year quarter. The approximate $30 million decline was driven by the ramp up of WWE Network, investment across WWE to support key content and brand initiatives, and profit declines in several other WWE businesses. The ramp up of WWE Network resulted in a

$15.5 million reduction in OIBDA as the growth in subscribers and subscription revenue was more than offset by the loss of pay-per-view revenue and increased programming, customer service and marketing costs. Investment in WWE’s content and brand initiatives resulted in an $8.4 million increase in Corporate and Other expenses (as described above). In addition, the overall decrease in OIBDA reflected lower revenue from the Company’s video game licensing, webcast pay-per-view events and live events. Based on the increased investment and changes in business mix during the quarter, the Company’s OIBDA margin was (9)% in the current year quarter as compared to 10% in the prior year quarter.
Depreciation and Amortization
Depreciation and amortization expense totaled $7.9 million for the current year quarter as compared to $6.1 million in the prior year quarter. Depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network. The current year quarter includes an adjustment of $1.6 million to adjust the carrying value of the old Corporate Aircraft to our estimate of its fair value, in conjunction with the anticipated sale of this asset.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded expense of $0.3 million compared to $0.4 million in the prior year quarter.
Effective tax rate
In the current year quarter, the effective tax rate was 36% as compared to 38% in the prior year quarter. The current year quarter effective tax rate approximates the Company's expected effective tax rate. Due to the losses incurred during the current quarter, the Company recorded an associated tax benefit, which it believes it will be able to utilize in future periods.
Summary Results for the Six Months Ended June 30, 2014
Total revenues for the six months ended June 30, 2014 were $281.9 million as compared to $276.3 million in the prior year period. Operating loss for the current year period was $34.7 million versus income $14.9 million in the prior year period. Net loss was $22.5 million, or $0.30 per share, as compared to net income of $8.2 million, or $0.11 per share, in the prior year period. OIBDA was a negative $21.8 million for the current six month period as compared to positive $26.2 million in the prior year period.
Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating loss was $33.1 million compared to income of $16.2 million in the prior year period, and Adjusted Net loss was $21.5 million, or $0.29 per share, compared to Net income of $9.1 million, or $0.12 per share, in the prior year period.
Six Months Ended June 30, 2014 - Results by Region and Business Segment
Revenues increased 2% to $281.9 million as growth from North America was partially offset by declines from WWE's international markets. Revenues from North America increased 4% primarily due to the launch of WWE Network, the licensing of new television content and contractual increases for existing programs, and an increase in the average attendance and pricing of live events, as well as higher WWE Studios revenues related to prior year releases. These increases were partially offset by reduced pay-per-view revenues, reflecting the availability of pay-per-view events in the U.S. on WWE Network, and the absence of a prior year benefit related to the transition to a new video game licensee,

Take-Two Interactive. Revenues from outside North America declined 4% primarily due to lower video game licensing revenues, a reduction in the average attendance and number of international live events and lower pay-per-view revenues. There was no significant impact from changes in foreign exchange rates in the current year period.

The following tables reflect net revenues by region and by segment (in millions):

	Six Months Ended
	June 30, 2014	June 30, 2013
Net Revenues By Region:
North America	$225.0	$216.9
Europe/Middle East/Africa	36.2	40.2
Asia Pacific	17.3	15.8
Latin America	3.4	3.4
Total net revenues	$281.9	$276.3

	Six Months Ended
	June 30, 2014	June 30, 2013
Net Revenues By Segment:
Media Division	$173.5	$159.2
Live Events	62.0	62.6
Consumer Products Division	39.2	49.2
WWE Studios	6.1	4.0
Corporate & Other	$1.1	$1.3
Total net revenues	$281.9	$276.3
Media Division
Revenues from the Company's Media Division increased 9% to $173.5 million primarily driven by the launch and ramp up of WWE Network as well as from increased television and home entertainment revenue. Revenue growth was partially offset by lower pay-per-view (included in the Network segment) and Digital Media revenue as our video content became available on WWE Network.

	Six Months Ended
	June 30, 2014	June 30, 2013
Network	$61.7	$54.2
Television	84.1	76.4
Home Entertainment	15.9	14.1
Digital Media	11.8	14.5
Total	$173.5	$159.2

Live Events
Live Event revenues were $62.0 million as compared to $62.6 million in the prior year period primarily due to lower attendance at WrestleMania (because of stadium configuration) and the staging of 10 fewer events. These factors were partially offset by increases in average attendance and effective price across the Company's other events.

	Six Months Ended
	June 30, 2014	June 30, 2013
Live events	$60.0	$61.1
Travel Packages	2.0	1.5
Total	$62.0	$62.6
Consumer Products Division
Revenues from Consumer Products businesses were $39.2 million for the current year period as compared to $49.2 million in the prior year period, representing a decrease of 20%. The decrease was primarily driven by the transition to a new video game partner, Take-Two Interactive, lower sales and contractual changes in the Company's video game licensing agreement. Additionally, Venue merchandise sales decreased primarily due to a decline in per-capita merchandise sales at domestic events. Partially offsetting these declines was increased revenue from WWEShop, which benefited from mobile shop optimization and a new distribution model in the U.K. utilizing Amazon.

	Six Months Ended
	June 30, 2014	June 30, 2013
Licensing	$19.5	$30.7
Venue merchandise	11.5	12.0
WWEShop	8.2	6.5
Total	$39.2	$49.2
WWE Studios
WWE Studios revenue increased to $6.1 million from $4.0 million in the prior year period primarily due to the strong performance of The Call, which was released theatrically in March 2013. WWE Studios' movie portfolio generated income of $1.4 million compared to a loss of 5.4 million in the prior year quarter, which included $4.7 million in film impairment charges. Excluding the impact of prior-year film impairment charges, WWE Studios generated income of $1.4 million compared to an adjusted loss of $0.7 million.
Corporate and Other
Corporate and Other expenses increased $13.2 million to $79.9 million from the prior year period. As defined, these expenses include corporate overhead and certain expenses related to sales, marketing, and talent development costs, which have not been allocated to specific segments. The increase in Corporate and Other expense was driven by a $5.0 million increase in professional fees, a $4.0 million increase in salary and benefit costs, and increased marketing expenses to support key content and brand initiatives, including the expansion of the Company's international infrastructure, talent development and brand marketing.

Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was a negative $21.8 million in the current year period as compared to positive $26.2 million in the prior year period. The decline in OIBDA was primarily due to current year increases in staff-related, programming, customer service, and marketing expense due, in part, to the launch of WWE Network and a prior year benefit related to the transition to Take-Two from THQ. These factors were partially offset by improved film performance and the recognition of a minimum guarantee from our home entertainment partner. Based on the impact increased investment and resulting changes in business mix, the Company's OIBDA margin was (8)% in the first six months of 2014 as compared to 9% in the prior year period. Excluding the impact of film impairments and video game transition, Adjusted OIBDA was a negative $21.8 million in the period as compared to positive $27.5 million in the prior year period, and the Adjusted OIBDA margin was (8)% in the current period as compared to 10% in the prior year period. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $12.9 million for the current year period as compared to $11.3 million in the prior year period. The increase in depreciation and amortization expense derives from investment in assets to support the Company's content-related initiatives. The current year expense includes an adjustment of $1.6 million to adjust the carrying value of the old Corporate Aircraft to our estimate of its fair value, in conjunction with the anticipated sale of this asset.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded an expense of $0.6 million compared to an expense of $1.7 million in the prior year period, reflecting lower realized foreign exchange losses as compared to the prior year period.
Effective tax rate
In the current year period, the effective tax rate was 36% as compared to 38% in the prior year period. The current year period effective tax rate approximates the Company's expected effective tax rate. The current year includes a tax benefit associated with the Company's operating loss. The Company believes it will be able to utilize these benefits in future periods.
Cash Flows & Liquidity
Cash flows used in operating activities were $4.7 million in the current year first half of 2014. The use of cash was driven by the Company's operating loss, including expenditures to launch WWE Network and associated content development, as well as spending to produce feature films.
Purchases of property and equipment and other assets declined by $6.9 million from the prior year period.
As of June 30, 2014, the Company held $79.0 million in cash and short-term investments and currently estimates debt capacity under the Company’s revolving line of credit to be approximately $120 million.

Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - corporate.wwe.com. Note: As previously announced, WWE will host a conference call on July 31, 2014 at 11:00 a.m. ET to discuss the Company's earnings results for the second quarter of 2014. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 855-200-4993 (toll free) from the U.S. and Canada or 913-489-5104 from outside the U.S. and Canada (Conference passcode for both lines: 7938759). Please reserve a line 10-15 minutes prior to the start time of the conference call.

The earnings release and presentation to be referenced during the call will be available at ir.corporate.wwe.com. A replay of the call will be available within 24 hours after the conference call concludes and can be accessed on the Company's web site.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Miami, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; risks relating to the launch and maintenance of our new network; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory matters; risks resulting from the highly competitive and fragmented nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; the risk of accidents or injuries during our physically demanding events; risks associated with producing and traveling to and from our large live events, both domestically and internationally; risks relating to our film business; risks relating to new businesses and strategic investments; risks relating to our computer systems and online operations; risks relating to general economic conditions and our exposure to bad debt risk; risks relating to litigation; risks relating to market expectations for our financial performance; risks relating to our revolving credit facility specifically and capital markets more generally; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahon's or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net revenues	$156.3	$152.3	$281.9	$276.3

Cost of revenues	121.7	96.9	206.5	171.7
Selling, general and administrative expenses	49.2	40.5	97.2	78.4
Depreciation and amortization	7.9	6.1	12.9	11.3
Operating (loss) income	(22.5)	8.8	(34.7)	14.9
Investment income, net	0.2	0.4	0.4	0.8
Interest expense	(0.5)	(0.4)	(1.0)	(0.8)
Other expense, net	—	(0.4)	—	(1.7)
(Loss) income before income taxes	(22.8)	8.4	(35.3)	13.2
(Benefit from) provision for income taxes	(8.3)	3.2	(12.8)	5.0
Net (loss) income	$(14.5)	$5.2	$(22.5)	$8.2
(Loss) earnings per share:
Basic and diluted	$(0.19)	$0.07	$(0.30)	$0.11
Weighted average common shares outstanding:
Basic	75.1	74.8	75.1	74.8
Diluted	75.1	75.4	75.1	75.3
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17.4	$32.9
Short-term investments, net	61.6	76.5
Accounts receivable, net	53.0	59.6
Inventory	4.0	2.9
Deferred income tax assets	19.9	12.2
Prepaid expenses and other current assets	15.8	16.1
Total current assets	171.7	200.2
PROPERTY AND EQUIPMENT, NET	121.5	133.5
FEATURE FILM PRODUCTION ASSETS, NET	24.2	16.0
TELEVISION PRODUCTION ASSETS, NET	8.2	10.8
INVESTMENT SECURITIES	10.7	8.3
OTHER ASSETS, NET	26.0	9.7
TOTAL ASSETS	$362.3	$378.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.3	$4.3
Accounts payable and accrued expenses	62.6	47.9
Deferred income	31.8	30.1
Total current liabilities	98.7	82.3
LONG-TERM DEBT	23.8	25.4
NON-CURRENT INCOME TAX LIABILITIES	2.3	4.9
NON-CURRENT DEFERRED INCOME	6.8	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	352.2	347.0
Accumulated other comprehensive income	3.7	3.5
Accumulated deficit	(125.9)	(85.3)
Total stockholders’ equity	230.7	265.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$362.3	$378.5

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)(Unaudited)

	Six Months Ended
	June 30, 2014	June 30, 2013
OPERATING ACTIVITIES:
Net (loss) income	$(22.5)	$8.2
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization and impairments of feature film production assets	2.1	7.4
Amortization of television production assets	14.3	—
Depreciation and amortization	13.6	11.3
Amortization of bond premium	0.8	1.1
Amortization of debt issuance costs	0.3	0.3
Stock-based compensation	4.9	2.8
Provision for (recovery from) doubtful accounts	—	(0.2)
Services provided in exchange for equity instruments	(0.4)	(0.4)
Loss on disposal of property and equipment	—	0.3
(Benefit from) provision for deferred income taxes	(15.9)	2.2
Other non-cash items	(0.1)	0.1
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	6.5	(6.0)
Inventory	(1.2)	—
Prepaid expenses and other assets	2.2	3.2
Feature film production assets	(10.2)	(5.1)
Television production assets	(11.8)	(4.0)
Accounts payable, accrued expenses and other liabilities	4.3	(10.3)
Deferred income	8.4	(5.0)
Net cash (used in)/provided by operating activities	(4.7)	5.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(6.2)	(13.1)
Net proceeds from infrastructure improvement incentives	2.9	—
Purchases of short-term investments	(2.5)	(17.4)
Proceeds from sales and maturities of investments	16.8	23.1
Purchase of cost method investments	(2.0)	(2.2)
Net cash provided by/(used in) investing activities	9.0	(9.6)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	0.4	—
Repayment of long-term debt	(1.9)	—
Dividends paid	(18.0)	(17.9)
Debt issuance costs	(0.8)	(0.7)
Proceeds from issuance of stock	0.4	0.3
Excess tax benefits from stock-based payment arrangements	0.1	—
Net cash used in financing activities	(19.8)	(18.3)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(15.5)	(22.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32.9	66.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$17.4	$44.0
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.3	$2.6

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	As Reported	Fair Value Adjustment on Jet	Adjusted	As Reported	Adjusted
Operating (loss) income	$(22.5)	$1.6	$(20.9)	$8.8	$8.8

Investment, interest and other expense, net	(0.3)	—	(0.3)	(0.4)	(0.4)

(Loss) income before taxes	(22.8)	1.6	(21.2)	8.4	8.4

Benefit from (provision for) taxes	8.3	(0.6)	7.7	(3.2)	(3.2)

Net (loss) income	$(14.5)	$1.0	$(13.5)	$5.2	$5.2

(Loss) earnings per share	$(0.19)	$0.01	$(0.18)	$0.07	$0.07

Reconciliation of Operating (loss) income to OIBDA
Operating (loss) income	$(22.5)	$1.6	$(20.9)	$8.8	$8.8
Depreciation & amortization	7.9	(1.6)	6.3	6.1	6.1
OIBDA	$(14.6)	$—	$(14.6)	$14.9	$14.9

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	As Reported	Fair Value Adjustment on Jet	Adjusted	As Reported	Film Impairment	Video Game Transition	Adjusted
Operating income (loss)	$(34.7)	$1.6	$(33.1)	$14.9	$4.7	$(3.4)	$16.2

Investment, interest and other expense, net	(0.6)	—	(0.6)	(1.7)	—	—	(1.7)

Income before taxes	(35.3)	1.6	(33.7)	13.2	4.7	(3.4)	14.5

Benefit from (provision for) taxes	12.8	(0.6)	12.2	(5.0)	(1.6)	1.2	(5.4)

Net income (loss)	$(22.5)	$1.0	$(21.5)	$8.2	$3.1	$(2.2)	$9.1

Earnings (loss) per share	$(0.30)	$0.01	$(0.29)	$0.11	$0.04	$(0.03)	$0.12

Reconciliation of Operating (loss) income to OIBDA
Operating (loss) income	$(34.7)	$1.6	$(33.1)	$14.9	$4.7	$(3.4)	$16.2
Depreciation & amortization	12.9	(1.6)	11.3	11.3	—	—	11.3
OIBDA	$(21.8)	$—	$(21.8)	$26.2	$4.7	$(3.4)	$27.5

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Reconciliation of 2014 and 2015 Business Outlook
(In millions, except per share data)
(Unaudited)

Reconciliation of Operating income to Adjusted OIBDA(1)

WWE 2014 Q3 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income[3]			Depreciation	OIBDA			Adjustments to OIBDA[3]	Adjusted OIBDA[1,3]
500	$(33)	—	(28)	$10	$(23)	—	(18)	$2	$(21)	—	(16)
575	$(31)	—	(26)	$10	$(21)	—	(16)	$2	$(19)	—	(14)
650	$(29)	—	(24)	$10	$(19)	—	(14)	$2	$(17)	—	(12)
825	$(24)	—	(19)	$10	$(14)	—	(9)	$2	$(12)	—	(7)
1,000	$(20)	—	(15)	$10	$(10)	—	(5)	$2	$(8)	—	(3)

WWE 2014 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income[3]			Depreciation	OIBDA			Adjustments to OIBDA[3]	Adjusted OIBDA[1,3]
500	$(86)	—	(76)	$29	$(57)	—	(47)	$2	$(55)	—	(45)
575	$(76)	—	(66)	$29	$(47)	—	(37)	$2	$(45)	—	(35)
650	$(66)	—	(56)	$29	$(37)	—	(27)	$2	$(35)	—	(25)
825	$(46)	—	(36)	$29	$(17)	—	(7)	$2	$(15)	—	(5)
1,000	$(31)	—	(21)	$29	$(2)	—	8	$2	$—	—	10

WWE 2015 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA[1]
500	$(38)	—	(18)	$28	$(10)	—	10	$—	$(10)	—	10
1,000	$17	—	37	$28	$45	—	65	$—	$45	—	65
1,500	$72	—	92	$28	$100	—	120	$—	$100	—	120
2,000	$127	—	147	$28	$155	—	175	$—	$155	—	175
2,500	$182	—	202	$28	$210	—	230	$—	$210	—	230

Non-GAAP Measures:
(1) We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

(2) Average subscribers shown for Q3 2014 represent the average subscriber over the three-month period. Average subscribers for 2014 and 2015 represent averages over a 12-month period.

(3) Operating income reflects an approximate $4.5 million restructuring charge in Q3 2014 including $2 million in severance that is excluded from Adjusted OIBDA (the remainder of the restructuring charge is reflected in depreciation expense above). Unknown at this time, there may be other items that would be adjusted for in the presentation above.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net cash provided by/(used in) operating activities	$4.7	$11.8	$(4.7)	$5.9

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(2.0)	(8.2)	(6.2)	(13.1)

Free Cash Flow	$2.7	$3.6	$(10.9)	$(7.2)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.